
-----------------------------                                                                          -----------------------------
|          FORM 4           |                  U.S. SECURITIES AND EXCHANGE COMMISSION                 |        OMB APPROVAL       |
-----------------------------                          Washington, D.C. 20549                          |----------------------------
[_]  Check this box                                                                                    | OMB Number:     3235-0287 |
     if no longer subject            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES        | Expires: January 31, 2005 |
     to Section 16. Form 4                                                                             | Estimated average burden  |
     or Form 5 obligations           Filed pursuant to Section 16(a) of the Securities Exchange        | hours per response....0.5 |
     may continue. See                Act of 1934, Section 17(a) of the Public Utility Holding         -----------------------------
     Instruction 1(b).                       Company Act of 1935 or Section 30(h) of the
                                                   Investment Company Act of 1940
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of              | 2. Issuer Name and Ticker or Trading Symbol| 6. Relationship of Reporting Person(s)        |
|    Reporting Person*                |                                            |     to Issuer (Check all applicable)          |
|                                     |  MARVEL ENTERPRISES, INC. (MVL)            |                                               |
|  PERLMUTTER   ISAAC                 |                                            |    |X| Director             |X| 10% Owner     |
|                                     ----------------------------------------------    |X| Officer (give title  |_| Other (specify|
--------------------------------------| 3. IRS                  | 4. Statement for |                 below)                 below) |
|   (Last)     (First)    (Middle)    |    Identification       |    Month/Day/Year|                                               |
|                                     |    Number of            |                  |     SEE EXPLANATION OF RESPONSES (Page 4)     |
|  C/O MARVEL ENTERPRISES, INC.       |    Reporting            |    (1)(10)       |                                               |
|  10 EAST 40TH STREET                |    Person, if an        --------------------------------------------------------------------
|                                     |    entity               | 5. If Amendment, | 7. Individual or Joint/Group Filing           |
---------------------------------------    (voluntary)          |    Date of Orig- |        (Check Applicable Line)                |
|              (Street)               |                         |    inal (Month/  |                                               |
|                                     |                         |    Day/Year)     |    |_| Form filed by One Reporting Person     |
|   NEW YORK       NY         10016   |                         |                  |    |X| Form filed by More than One Reporting  |
|                                     |                         |                  |        Person                                 |
------------------------------------------------------------------------------------------------------------------------------------
|    (City)      (State)      (Zip)   |      Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned     |
------------------------------------------------------------------------------------------------------------------------------------
| 1.                  | 2.      | 2A.     | 3.        | 4.                                  | 5.            | 6.        | 7.       |
| Title of Security   | Trans-  | Deemed  | Trans-    | Securities Acquired (A)             | Amount of     | Owner-    | Nature of|
| (Instr. 3)          | action  | Execu-  | action    | or Disposed of (D)                  | Securities    | ship      | Indirect |
|                     | Date    | tion    | Code      | (Instr. 3, 4 and 5)                 | Beneficially  | Form:     | Bene-    |
|                     |         | Date,   | Instr. 8) |                                     | Owned Follow- | Direct    | ficial   |
|                     | (Month/ | if any  --------------------------------------------------- ing Reported  | (D) or    | Owner-   |
|                     | Day/    | (Month/ |       |   |                |(A)|                | Transaction(s)| Indirect  | ship     |
|                     | Year)   | Day/    |       |   |                |or |                | (Instr. 3     | (I)       | (Instr.  |
|                     |         | Year)   | Code  | V |     Amount     |(D)|     Price      |  and 4)       | (Instr.4) |  4)      |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
| COMMON STOCK        | 03/05/03|         | J (1) |   |        440,708 | D |        $ 11.35 |     - 0 -     |     I (2) |          |
|                     |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
| COMMON STOCK        | 03/05/03|         | J (1) |   |        440,708 | A |        $ 11.35 |       460,708 |     D (3) |          |
|                     |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |     1,044,471 |     D (4) |          |
|                     |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |     9,256,000 |     D (5) |          |
|                     |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |     6,698,453 |     D (6) |          |
|                     |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |       400,000 |     I     |    (7)   |
|                     |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |       250,000 |     I     |    (8)   |
|                     |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
|
                                                                                                                  Page 1 of 5 Pages


------------------------------------------------------------------------------------------------------------------------------------
| FORM 4 (continued)                Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                 |
|                                           (e.g., puts, calls, warrants, options, convertible securities)                         |
------------------------------------------------------------------------------------------------------------------------------------
|1.                                |2.         |3.      |3A.     |4.     |5.                                     |6.               |
|Title of Derivative Security      |Conversion |Trans-  |Deemed  |Trans- |Number of Derivative Securities        |Date Exer-       |
|(Instr. 3)                        |or Exercise|action  |Execu-  |action |Acquired (A) or Disposed of (D)        |cisable and      |
|                                  |Price of   |Date    |tion    |Code   |(Instr. 3, 4 and 5)                    |Expiration       |
|                                  |Derivative |(Month/ |Date,   |(Instr.|                                       |Date             |
|                                  |Security   |Day/    |if any  | 8)    |                                       |(Month/Day/      |
|                                  |           |Year)   |(Month/ |       |                                       |Year)            |
|                                  |           |        |Day/    |       |                                       |------------------
|                                  |           |        |Year)   |       |                                       |Date    |Expi-   |
|                                  |           |        |        |-----------------------------------------------|Exer-   |ra-     |
|                                  |           |        |        |     | |                   |                   |cis-    |tion    |
|                                  |           |        |        | Code|V|        (A)        |        (D)        |able    |Date    |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
| WARRANT (9)                      |    $ 3.11 | 2/1/02 |        |  J  | |                   |         3,050,000 | 1/31/02|11/30/06|
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
| WARRANT                          |    $ 3.11 | 2/1/02 |        |  J  | |         3,050,000 |                   | 1/31/02|11/30/06|
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
|                                  |           |        |        |     | |                   |                   |        |        |
------------------------------------------------------------------------------------------------------------------------------------
|
                                                                                                                   Page 2 of 5 Pages


------------------------------------------------------------------------------------------------------------------------------------
| FORM 4 (continued)               Table II (continued) -- Derivative Securities Acquired, Disposed of, or Beneficially Owned      |
|                                              (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
|1.                              |7.                                      |8.          |9.                   |10.      |11.        |
|Title of Derivative Security    |Title and Amount of Underlying          |Price of    |Number of Derivative |Ownership|Nature of  |
|(Instr. 3)                      |Securities (Instr. 3 and 4)             |Derivative  |Securities Bene-     |Form of  |Indirect   |
|                                |                                        |Security    |ficially Owned       |Deriv-   |Beneficial |
|                                |                                        |(Instr. 5)  |Following Reported   |ative    |Ownership  |
|                                |                                        |            |Transaction(s)       |Security:|(Instr. 4) |
|                                |                                        |            |(Instr. 4)           |Direct   |           |
|                                |                                        |            |                     |(D) or   |           |
|                                |----------------------------------------|            |                     |Indirect |           |
|                                |                    |     Amount or     |            |                     |(I)      |           |
|                                |                    |     Number of     |            |                     |(Instr.  |           |
|                                |        Title       |     Shares        |            |                     |4)       |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
| WARRANT                        | COMMON STOCK       |         3,050,000 |    (10)    |           1,553,309 |   D     |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
| WARRANT                        | COMMON STOCK       |         3.050,000 |    (10)    |           3,050,000 |   D (6) |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
|                                |                    |                   |            |                     |         |           |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
|
|See Page 4
|
|
|                                                                     SEE JOINT FILER INFORMATION (Page 5)          04/03/2003
**   Intentional misstatements or omissions of facts                  -----------------------------------    -----------------------
     constitute Federal Criminal Violations. See 18 U.S.C.              **Signature of Reporting Person                Date
     1001 and 15 U.S.C. 78ff(a).
                                                                                                                   Page 3 of 5 Pages


Explanation of Responses:

(1)  These securities were sold by Classic Heroes, Inc., a Delaware corporation ("Classic Heroes"), to Isaac Perlmutter in a private transaction on 03/05/2003.

(2)  These securities were directly owned by Classic Heroes, and indirectly owned by Isaac Perlmutter, the sole stockholder of
     Classic Heroes.

(3)  These securities are directly owned by Isaac Perlmutter, a Director, Officer (Vice Chairman) and 10% beneficial owner of the
     Issuer.

(4)  These securities are directly owned by Isaac Perlmutter Trust 01/28/1993, a revocable Florida trust (the "Trust"), an indirect
     10% beneficial owner of the Issuer as the sole stockholder of Zib, Inc. (see Note 5 below).  These securities are indirectly owned by Isaac Perlmutter, a Trustee and the sole beneficiary of the Trust.

(5)  These securities are directly owned by Zib, Inc., a Delaware corporation ("Zib"). Zib is a 10% beneficial owner of the Issuer.
     These securities are indirectly owned Isaac Perlmutter, as a Trustee and the sole beneficiary of the Trust, the sole stockholder of Zib.

(6)  These securities are directly owned by Object Trading Corp., a Delaware corporation ("Object").  Object is a 10% beneficial owner of the Issuer.  These securities are indirectly owned by Isaac Perlmutter, the sole stockholder of Object.

(7)  These securities are directly owned by Tangible Media, Inc., a Delaware corporation, and indirectly owned Isaac Perlmutter, the sole stockholder of Tangible Media, Inc.

(8)  These securities are directly owned by The Laura & Isaac Perlmutter Foundation, Inc. (the "Foundation"), a Florida
     not-for-profit corporation, and indirectly owned Isaac Perlmutter, who has sole voting and investment control over the securities held by the Foundation.

(9)  Constitutes Warrants issued under the Warrant Agreement dated 11/30/2001, between Mr. Perlmutter and the Issuer. The number of warrants previously reported as having been granted to Mr. Perlmutter under that Warrant Agreement was 5,000,000, the maximum number of shares for which the warrants could have become exercisable. The actual number of common shares which may be purchased pursuant to the warrants is 4,603,309.

(10) These warrants were transferred by Mr. Perlmutter to Object in a private transaction on 02/01/2002.

                                                                                                                  Page 4 of 5 Pages

                                        JOINT FILER INFORMATION                |


1. Name:                          Isaac Perlmutter
   Address:                       10 East 40th Street, 9th Floor
                                  New York, NY 10016
   Designated Filer:              Isaac Perlmutter
   Issuer and Ticker Symbol:      Marvel Enterprises, Inc. (MVL)
   Statement for Month/Day/Year:  02/01/2002, 03/05/2003

2. Name:                          Object Trading Corp.
   Address:                       10 East 40th Street, 9th Floor
                                  New York, NY 10016
   Designated Filer:              Isaac Perlmutter
   Issuer and Ticker Symbol:      Marvel Enterprises, Inc. (MVL)
   Statement for Month/Day/Year:  02/01/2002, 03/05/2003

3. Name:                          Zib, Inc.
   Address:                       10 East 40th Street, 9th Floor
                                  New York, NY 10016
   Designated Filer:              Isaac Perlmutter
   Issuer and Ticker Symbol:      Marvel Enterprises, Inc. (MVL)
   Statement for Month/Day/Year:  02/01/2002, 03/05/2003

4. Name:                          Isaac Perlmutter Trust 01/28/1993,
                                  Isaac Perlmutter, Trustee
   Address:                       10 East 40th Street, 9th Floor
                                  New York, NY 10016
   Designated Filer:              Isaac Perlmutter
   Issuer and Ticker Symbol:      Marvel Enterprises, Inc. (MVL)
   Statement for Month/Day/Year:  02/01/2002, 03/05/2003


      /S/ ISAAC PERLMUTTER           DATE:  04/02/2003
--------------------------                --------------
NAME:     ISAAC PERLMUTTER


OBJECT TRADING CORP.


BY:   /S/ ISAAC PERLMUTTER           DATE:  04/02/2003
--------------------------                --------------
NAME:     ISAAC PERLMUTTER
TITLE:    PRESIDENT


ZIB, INC.


BY:   /S/ ISAAC PERLMUTTER           DATE:  04/02/2003
--------------------------                --------------
NAME:     ISAAC PERLMUTTER
TITLE:    PRESIDENT


ISAAC PERLMUTTER TRUST 01/28/1993


BY:   /S/ ISAAC PERLMUTTER           DATE:  04/02/2003
--------------------------                --------------
NAME:     ISAAC PERLMUTTER
TITLE:    TRUSTEE

                                                               Page 5 of 5 Pages